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                                                                   EXHIBIT 10.11




                    TAX SHARING AND DISAFFILIATION AGREEMENT
                     BETWEEN CHRYSLER CORPORATION AND DOLLAR
                         THRIFTY AUTOMOTIVE GROUP, INC.

                  WHEREAS, Chrysler Corporation ("Chrysler") is the common parent of an affiliated group of corporations (the "Chrysler Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code") which files a consolidated federal income Tax return pursuant to Section 1501 of the Code;

                  WHEREAS, Chrysler or another member of the Chrysler Group has filed income Tax returns on a consolidated, combined, unitary or similar group basis in certain state, local or other jurisdictions with certain other affiliated companies (each group with which such Chrysler Group member so filed, a "Chrysler Combined Group");

                  WHEREAS, Chrysler owns 100% of the common stock of Dollar Thrifty Automotive Group, Inc., a Delaware corporation;

                  WHEREAS, Dollar Thrifty Automotive Group, Inc., a Delaware corporation, (or its predecessor, Pentastar Transportation Group, Inc., an Oklahoma corporation) and certain of its subsidiaries have been included in the consolidated federal income Tax returns filed by the Chrysler Group for preceding taxable years of the Chrysler Group (each of Dollar Thrifty Automotive Group, Inc., and its predecessor, Pentastar Transportation Group, Inc., hereinafter designated "DTAG"
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and, together with all of their subsidiaries that have been members of the
Chrysler Group, the "DTAG Group");

                  WHEREAS, certain of the members of the DTAG Group have been included in certain Chrysler Combined Groups;

                  WHEREAS, an initial public offering (the "Offering") of all of the stock of DTAG is proposed to be made (such Offering to be completed on the "Completion Date");

                  WHEREAS, following the Offering, on the day next following the Completion Date, the members of the DTAG Group will no longer be eligible to join in the consolidated federal income Tax return of the Chrysler Group, will no longer be members of the Chrysler Group, and will no longer be members of any Chrysler Combined Group;

                  WHEREAS, Chrysler and DTAG desire to agree on the responsibilities of each party relating to Taxes. For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, employment, disability, workers' compensation or other similar tax, duty or other governmental charge (including all interest and penalties thereon and additions thereto).



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                  NOW, THEREFORE, Chrysler and DTAG agree as follows:

         Section 1. Prior Tax Sharing Arrangements.

                  (a) Generally. Except as otherwise provided in this Agreement, all Tax indemnification agreements, Tax sharing agreements and similar arrangements, whether formal or informal, between any member of the Chrysler Group, on the one side, and any member of the DTAG Group, on the other side, entered into prior to the Completion Date shall terminate as of the Completion Date and no additional payments shall be made thereunder.

                  (b) 1996 Tax Return. Before the Completion Date, the parties will make the appropriate tax sharing payment (whether by adjustment to intercompany accounts or otherwise) with respect to the federal income taxes of the DTAG Group for the taxable year ended December 31, 1996, which payment shall be determined in accordance with past practice and based on the assumption that any available alternative minimum tax credits (such available credits being $3.6 million) were fully utilized by the Chrysler Group in such taxable year. For the avoidance of doubt, all other tax sharing arrangements with respect to such taxable year shall be governed by this Agreement.



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         Section 2. Tax Indemnification

                  (a) Chrysler's Responsibility. Except as otherwise provided under this Agreement (including under Section 4), Chrysler shall pay or cause to be paid, and shall indemnify, hold harmless and reimburse DTAG for and against
(i) all federal income Taxes of the Chrysler Group and (ii) all income Taxes of the Chrysler Combined Groups.

                  (b) DTAG's Responsibility. DTAG shall pay or cause to be paid, and shall indemnify, hold harmless and reimburse Chrysler for all Taxes payable by or with respect to any member of the DTAG Group that are not described as being the responsibility of Chrysler in Section 2(a), including, without limitation, (i) all federal income Taxes on the income of any member of the DTAG Group not includible in a federal consolidated income Tax return of the Chrysler Group, (ii) state, local or foreign income Taxes on the income of any member of the DTAG Group not includible in a return of a Chrysler Combined Group, and
(iii) all Taxes of any member of the DTAG Group other than income Taxes.

         Section 3. Returns.

                  (a) Chrysler's Responsibility. Chrysler and DTAG shall cause each member of the DTAG Group, to the extent permitted by law, to join, for all taxable periods ending on or before the Completion Date, in the consolidated federal income Tax



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returns of the Chrysler Group and in the return of each Chrysler Combined Group of which it is a member. The income, deductions and credits of any such member of the DTAG Group for periods ending on or before the Completion Date shall be included in such consolidated federal income Tax returns and the returns of any applicable Chrysler Combined Groups. Chrysler shall timely file, or cause to be timely filed, all such consolidated federal income Tax returns and all such returns of the Chrysler Combined Groups.

                  (b) DTAG's Responsibility. DTAG shall file, or cause to be filed, all returns relating to the business or assets of any member of the DTAG Group other than those returns described in Section 3(a). The income, deductions and credits of any member of the DTAG Group, other than those required to be included in the returns described in Section 3(a), shall be included in the returns described in the immediately preceding sentence, including, without limitation, all items for taxable periods or portions thereof beginning after the Completion Date.

         Section 4. Stub Period Liability.

                  (a) With respect to the taxable period of the DTAG Group ending on the Completion Date, Chrysler and DTAG shall determine prior to the Completion Date, using the best information available as of the date of such determination, the "DTAG Estimated Tax Liability," which shall be the amount of federal income Tax that the




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DTAG Group would have paid if the DTAG Group had filed a separate consolidated federal income Tax return for such taxable period, such liability (i) to be based on the same elections made or intended to be made on the consolidated federal income Tax return filed or to be filed by the Chrysler Group with respect to such period, (ii) to be based on the assumption that no member of the DTAG Group is entitled to any alternative minimum tax credit, investment tax credit, net operating loss or other carryforward from any prior taxable period,
(iii) to be determined without regard to Section 168(d)(3) of the Code unless the Chrysler Group is subject to such Section, (iv) to include, without limitation, liability for federal income Taxes arising out of intercompany transactions with respect to which deferred gain or loss of any member of the DTAG Group will be restored upon the members of the DTAG Group ceasing to be members of the Chrysler Group on the Completion Date, and (v) to reflect DTAG's pro rata share for such period of the net operating loss of Snappy Car Rental Inc. ("Snappy") that was reattributed to Chrysler pursuant to Treasury regulation section 1.1502-20(g)(1) upon the sale of Snappy by DTAG on September 2, 1994 (which the parties agree shall be an amount equal to $2,143,100 multiplied by a fraction the numerator of which is the number of days from January 1, 1997 to and including the Completion Date and the denominator of which is 365 (such amount, the "Snappy NOL")).




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                  (b) If for the taxable period described in Section 4(a), the
DTAG Estimated Tax Liability exceeds the total Tax sharing payments made by DTAG to Chrysler (whether through adjustment of intercompany accounts or otherwise) with respect to such taxable period, DTAG shall pay the amount of such excess to Chrysler. If the total Tax sharing payments made by DTAG to Chrysler (whether through adjustment of intercompany accounts or otherwise) for such taxable period exceed the DTAG Estimated Tax Liability for such period, Chrysler shall refund the excess to DTAG. The payments from DTAG to Chrysler (or a designated subsidiary of Chrysler) or the refund from Chrysler to DTAG (or a designated subsidiary of DTAG) under this Section 4(b) shall be made without interest and shall occur on or prior to the Completion Date.

                  (c) Payments made under Section 4(b) shall be fixed on or prior to the Completion Date at a sum certain reflecting the parties' best estimate of the DTAG Estimated Tax Liability and, except as provided in Section 4(d), shall not be adjusted for any reason after the Completion Date, including as a result of any audit or other proceeding concerning Taxes.

                  (d) If, upon preparation by Chrysler of its final consolidated federal income Tax return for the taxable year ended December 31, 1997, the actual amount of federal income Tax that the DTAG Group would have paid if the DTAG Group had filed a separate consolidated federal income Tax return for the taxable period ending on



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the Completion Date (as determined in good faith, subject to Section 11, by
Chrysler and DTAG), such amount (i) to be based on the same elections made or intended to be made on the consolidated federal income Tax return filed or to be filed by the Chrysler Group with respect to such period, (ii) to be based on the assumption that no member of the DTAG Group is entitled to any alternative minimum tax credit, investment tax credit, net operating loss or other carryforward from any prior taxable period, (iii) to be determined without regard to Section 168(d)(3) of the Code unless the Chrysler Group is subject to such Section, (iv) to include, without limitation, liability for federal income Taxes arising out of intercompany transactions with respect to which deferred gain or loss of any member of the DTAG Group will be restored upon the members of the DTAG Group ceasing to be members of the Chrysler Group on the Completion Date, and (v) to reflect the Snappy NOL (the "DTAG Actual Tax Liability") exceeds the DTAG Estimated Tax Liability, DTAG shall pay to Chrysler an amount equal to such excess. If the DTAG Estimated Tax Liability exceeds the DTAG Actual Tax Liability, Chrysler shall pay to DTAG an amount equal to such excess. Payment under this Section 4(d) shall be made no later than ninety (90) days after the date on which Chrysler files its final consolidated federal income tax return for the taxable year ended December 31, 1997 with the Internal Revenue Service (the "Final Settlement Date"). Any amount paid pursuant to this Section 4(d) shall be treated by the parties for all Tax purposes as an inter-company settlement of liabilities existing on the Completion Date.




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                  (e) Payments made under Section 4(d) shall not be adjusted for any reason after the Final Settlement Date, including as a result of any audit or other proceeding concerning Taxes.

         Section 5. Conduct of Business on Completion Date.

                  DTAG shall cause each member of the DTAG Group to carry on its business on the Completion Date only in the ordinary course and in substantially the same manner as theretofore conducted.

         Section 6. Audits.

                  Chrysler shall have the right to exercise, at Chrysler's expense, complete control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry, audit, examination, court proceeding or other proceeding regarding (i) federal income Taxes of (x) the Chrysler Group for any taxable year and (y) any member of the DTAG Group for any taxable year ending on or before the Completion Date or (ii) income Taxes reported by any Chrysler Combined Group. Furthermore, each of Chrysler and DTAG shall notify the other in writing within 30 days of learning that any issue that could have an effect on the income Taxes of the other has been raised in the course of any official examination, inquiry or proceeding



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and shall keep such other company informed of material developments concerning such issue.

         Section 7. No Carrybacks.

                  To the extent permitted by applicable law or regulations, each member of the DTAG Group, as applicable, shall elect to relinquish the carryback period with respect to any loss or credit from a taxable year of such member beginning after the Completion Date to a consolidated return year of the Chrysler Group. To the extent that any such carryback is not so relinquished, Chrysler shall be entitled to retain any refund of Tax or other benefit resulting from such carryback.

         Section 8. Refunds and Timing Adjustments.

                  (a) Refunds. Any refunds or credits of federal income Taxes or Taxes included in a return of a Chrysler Combined Group, in either case, relating to any member of the DTAG Group (including, without limitation, refunds and credits arising by reason of amended returns filed after the Completion
Date) received after the Completion Date shall be for the account of Chrysler if the refunds or credits are received in respect of taxable periods or portions thereof ending on or before the Completion Date and shall be for the account of DTAG (or the applicable member of the DTAG Group) in all other cases. Any party receiving a refund or credit that is for




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the account of the other party hereunder shall promptly pay to the other party an amount equal to the amount of such refund or credit after the receipt thereof plus any interest received or credited with respect thereto from the applicable taxing authority.

                  (b) Timing Adjustments. If as the result of a Final Determination the Tax liability of any member of the Chrysler Group or a Chrysler Combined Group with respect to a taxable period or portion thereof ending on or before the Completion Date is increased because of the erroneous treatment of any item of income, deduction, credit or other factor affecting the determination of Tax liability, which, when corrected, produces a Tax benefit to any member of the DTAG Group with respect to a taxable period beginning after the Completion Date, DTAG shall pay to Chrysler upon its receipt or application of all or any portion of such related Tax benefit an amount equal to the amount of such benefit or portion thereof. If as the result of a Final Determination the federal income Tax liability of any member of the DTAG Group with respect to a taxable period or portion thereof beginning after the Completion Date is increased because of the erroneous treatment of any item of income, deduction, credit or other factor affecting the determination of federal income Tax liability, which, when corrected, produces a federal income Tax benefit to the Chrysler Group with respect to a taxable period ending on or before the Completion Date, Chrysler shall pay to DTAG upon its receipt or application of all or any portion of such related federal income Tax benefit an amount equal to the amount of such benefit or portion thereof;




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provided that this sentence shall have no application with respect to any item or issue that has been raised or has been the subject of discussion or agreement between any member of the Chrysler Group and the Internal Revenue Service or between any member of the DTAG Group and any member of the Chrysler Group prior to the date hereof. For purposes of this Agreement, Final Determination shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction that has become final and unappealable or (ii) a closing agreement or other settlement in connection with an administrative or judicial proceeding which is not subject to further review or approval.

         Section 9. Cooperation.

                  Chrysler and DTAG shall each provide the other with such assistance and information as the other shall reasonably request in connection with the preparation or filing of any Tax return or report or claim for refund, or in connection with any audit or other proceeding in respect of Taxes. Such assistance and information shall include, without limitation, providing copies of all relevant Tax returns or reports, together with the accompanying schedules and related work papers, documents related to rulings or other determinations by taxing authorities, records concerning the ownership and Tax basis of property which either party may possess. With respect to the DTAG Actual Tax Liability, DTAG shall provide the relevant federal income Tax information to Chrysler, in a timely manner and in substantially the same format and




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with the same level of completeness as the federal income Tax information with respect to the DTAG Group provided by DTAG (or any other member of the DTAG Group) to Chrysler for prior taxable years in which the DTAG Group was included in the Chrysler Group. With respect to non-federal income Taxes of any member of the DTAG Group for any period when such member was included in a Chrysler Combined Group for which such Chrysler Combined Group has not yet filed a final return, DTAG shall provide the relevant non-federal income Tax information to Chrysler, in a timely manner and in substantially the same format and with the same level of completeness as the non-federal income Tax information with respect to such member provided by DTAG (or any other member of the DTAG Group) to Chrysler for prior taxable years in which such member was included in such Chrysler Combined Group. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Each party will retain all Tax returns and reports, related schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitation (including extensions) of the taxable years to which such Tax returns, reports and other documents relate and, unless such Tax returns, reports and other documents are offered to the other party, until the Final Determination of any payments which may be required in respect to such years under this Agreement. Any information obtained under this Section 9 shall be kept confidential, except as may be




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otherwise necessary in connection with the filing of Tax returns or reports or claims for refunds or in connection with any audit or other proceeding.

         Section 10. Payment of Claims.

                  (a) Except as provided in Section 4, any party seeking payments under this Agreement at any time and from time to time shall give the other party written notice of its claim, which notice shall include a calculation, reasonably satisfactory to such other party, of the amount of the requested payment. Subject to Section 11 of this Agreement, the other party shall make the applicable payment within thirty (30) business days of its receipt of such notice. Failure to give any party required to make payments hereunder timely notice thereof will not affect such party's obligations hereunder except to the extent that, but for such failure, such party could have avoided all or any portion of such obligation.

                  (b) If any party fails to make a payment under this Agreement when due, interest shall accrue on the amount of such payment, at a rate per annum equal to the "prime rate" as quoted by Citibank, N.A. in effect at its principal office in New York City on the business day immediately preceding the date such payment was due plus 200 basis points, from the date such payment was due to the date such payment is made.



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         Section 11. Dispute Resolution.

                  This Agreement shall be governed by the laws of the State of New York. Any dispute arising under this Agreement shall be resolved as follows:
(a) the parties will in good faith attempt to negotiate a settlement of the dispute; (b) if the parties are unable to negotiate a resolution of the dispute within 30 days, the dispute will be submitted for resolution by the national office of Ernst and Young or other firm of independent accountants of nationally recognized standing reasonably satisfactory to the parties (the "Neutral Accountants"); (c) the Neutral Accountants will promptly resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law, and the decision of the Neutral Accountants shall be final, conclusive and binding on the parties; (d) any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (i) the date on which such payment or action would otherwise be required and (ii) the third Business Day following the date on which the parties receive notification from the Neutral Accountants of the resolution of the dispute; and (e) the fees and expenses of the Neutral Accountants in resolving a dispute will be borne equally by Chrysler and DTAG.




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         Section 12. Notices.

                  All notices, requests and communications to any party hereunder shall be in writing and shall be delivered at the address specified in this Section:

                  If to the Chrysler Group:

                  Chrysler Corporation
                  1000 Chrysler Drive
                  Auburn Hills, Michigan 48326-2766
                  Attention:  Corporate Secretary
                  Telecopy:   (810) 512-1772

         with a copy to:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York 10022
                  Attention:  Paul H. Wilson, Jr., Esq.
                  Telecopy:   (212) 909-6836
                  Confirmation:  (212) 909-6407

                  If to DTAG:

                  Dollar Thrifty Automotive Group, Inc.
                  5330 East 31st Street
                  Tulsa, Oklahoma 74153
                  Attention:  Chief Financial Officer
                  Telecopy:   (918) 669-2934

         with a copy to:

                  Hall, Estill, Hardwick, Gable, Golden & Nelson
                  320 South Boston Avenue
                  Suite 400
                  Tulsa, Oklahoma 74103-3708
                  Attention: Stephen W. Ray
                  Telecopy:  (918) 594-0505



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         Section 13. Term.

                  This Agreement shall commence on the date of execution indicated below and shall continue in effect until otherwise agreed to in writing by Chrysler and DTAG, or their successors; provided that this Agreement shall be appropriately amended if the Completion Date is on or after January 1, 1998 and shall have no effect if the Offering is abandoned.

         Section 14. Severability.

                  If any term, provision or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 15. Counterparts.

                  This Agreement may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute one and the same instrument.





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         Section 16. Assignment.

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties.

         Section 17. No Third Party Beneficiaries.

                  Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any Person which is not a party or a successor or permitted assignee of a party to this Agreement.



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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers as of the 24th day of November, 1997.

                                             CHRYSLER CORPORATION

                                             By: /s/ Thomas P. Capo
                                                ----------------------------
                                                Title: Treasurer


                                             DOLLAR THRIFTY AUTOMOTIVE
                                               GROUP, INC.

                                             By: /s/ Steven B. Hildebrand
                                                ----------------------------
                                                Title: Vice President, Chief
                                                       Financial Officer
                                                       and Treasurer

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